EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                      MAGICWORKS ENTERTAINMENT INCORPORATED

                             MAGICSPACE CORPORATION

                               SPACE AGENCY, INC.

                                 JOHN W. BALLARD

                                       AND

                                STEPHEN F. BOULAY



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                                TABLE OF CONTENTS

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ARTICLE I - THE MERGER.....................................................................  1
1.01    The Merger.........................................................................  1
1.02    Effective Time of the Merger.......................................................  1

ARTICLE II - THE SURVIVING CORPORATION.....................................................  2
2.01    Articles of Incorporation of the Surviving Corporation.............................  2
2.02    Bylaws of the Surviving Corporation................................................  2
2.03    Directors and Officers of the Surviving Corporation................................  2

ARTICLE III - CONVERSION OF SHARES.........................................................  2
3.01    Exchange Ratio.....................................................................  2
3.02    Exchange of Shares.................................................................  2
3.03    Dividends; Transfer Taxes..........................................................  3
3.04    No Fractional Securities...........................................................  3
3.05    Supplementary Action...............................................................  3

ARTICLE IV - CLOSING.......................................................................  4
4.01    Closing............................................................................  4
4.02    Deliveries by Sellers..............................................................  4
4.03    Deliveries by Buyers...............................................................  5
4.04    Termination in Absence of Closing..................................................  5

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF THE SELLERS..................................  6
5.01    Corporate Existence and Qualification; Corporate Documents.........................  6
5.02    Authority, Approval and Enforceability.............................................  6
5.03    Capitalization and Ownership.......................................................  6
5.04    Seller Defaults or Consents........................................................  7
5.05    No Company Defaults or Consents....................................................  7
5.06    No Proceedings.....................................................................  7
5.07    Employee Benefit Matters...........................................................  7
5.08    Financial Statements; Liabilities; Accounts Receivable............................. 10
5.09    [Reserved]......................................................................... 10
5.10    Absence of Certain Changes......................................................... 11
5.11    Compliance with Laws............................................................... 12
5.12    Litigation; Default................................................................ 12
5.13    Ownership of Assets................................................................ 13
5.14    Commitments........................................................................ 13
5.15    Insurance.......................................................................... 14

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5.16    Equipment and Other Tangible Property.............................................. 15
5.17    Permits; Environmental Matters..................................................... 15
5.18    Banks.............................................................................. 15
5.19    Suppliers.......................................................................... 15
5.20    [Reserved] ........................................................................ 15
5.21    Warranties and Returns............................................................. 16
5.22    Projections........................................................................ 16
5.23    Purchase for Investment............................................................ 16
5.24    Other Information.................................................................. 17

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF BUYERS.......................................17
6.01    Corporate Existence and Qualification.............................................. 17
6.02    Authority, Approval and Enforceability............................................. 17
6.03    No Default or Consents............................................................. 17
6.04    No Proceedings..................................................................... 18
6.05    Magicworks Entertainment SEC Filings............................................... 18

ARTICLE VII - OBLIGATIONS PRIOR TO CLOSING................................................. 18
7.01    Buyers' Access to Information and Assets........................................... 18
7.02    Company's Conduct of Business and Operations....................................... 19
7.03    General Restrictions............................................................... 19
7.04    Notice Regarding Changes........................................................... 20
7.05    Preferential Purchase Rights....................................................... 20
7.06    Ensure Conditions Met; Hart-Scott-Rodino Filings................................... 20
7.07    Termination of Insurance Policies.................................................. 21
7.08    Options and Warrants............................................................... 21
7.09    Casualty Loss...................................................................... 21
7.10    Employee Matters................................................................... 21
7.11    Publicity.......................................................................... 21
7.12    Sales Taxes........................................................................ 21
7.13    Affiliates; Pooling Agreements..................................................... 21

ARTICLE VIII - CONDITIONS TO SELLERS' AND BUYERS' OBLIGATIONS.............................. 22
8.01    Conditions to Obligations of Sellers............................................... 22
8.02    Conditions to Obligations of Buyers................................................ 22

ARTICLE IX - POST-CLOSING OBLIGATIONS...................................................... 25
9.01    Further Assurances................................................................. 25
9.02    Publicity.......................................................................... 25
9.03    Post-Closing Indemnity by the Sellers.............................................. 25
9.04    Access to Records.................................................................. 25
9.05    Non-Competition.................................................................... 26
9.06    Sellers' Agreements re Buyers...................................................... 26

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9.07    Buyers' Agreement re Sellers....................................................... 26

ARTICLE X - TAX MATTERS.................................................................... 27
10.01   Representations and Obligations Regarding Taxes.................................... 27
10.02   Indemnification for Taxes.......................................................... 28
10.03   Section 338 Election............................................................... 29

ARTICLE XI - MISCELLANEOUS................................................................. 30
11.01   Limitation on Liability............................................................ 30
11.02   Confidentiality.................................................................... 31
11.03   Brokers............................................................................ 32
11.04   Costs and Expenses................................................................. 32
11.05   Notices............................................................................ 32
11.06   No Shop............................................................................ 33
11.07   Governing Law...................................................................... 33
11.08   Representations and Warranties..................................................... 34
11.09   Entire Agreement; Amendments and Waivers........................................... 34
11.10   Binding Effect and Assignment...................................................... 34
11.11   Remedies........................................................................... 34
11.12   Interest on Overdue Payments....................................................... 34
11.13   Setoff; Withholding of Payments.................................................... 34
11.14   Exhibits and Schedules............................................................. 35
11.15   Multiple Counterparts.............................................................. 35
11.16   References......................................................................... 35
11.17   Survival........................................................................... 35
11.18   Attorneys' Fees.................................................................... 36

ARTICLE XII - DEFINITIONS.................................................................. 36
12.01   Affiliate.......................................................................... 36
12.02   Assets............................................................................. 36
12.03   Collateral Agreements.............................................................. 36
12.04   Contracts.......................................................................... 37
12.05   Damages............................................................................ 37
12.06   Financial Statements............................................................... 37
12.07   Governmental Authorities........................................................... 37
12.08   Knowledge of Sellers............................................................... 37
12.09   Legal Requirements................................................................. 37
12.10   Permits............................................................................ 37
12.11   Properties......................................................................... 37
12.12   Regulations........................................................................ 37
12.13   Used............................................................................... 37
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                                LIST OF SCHEDULES

Schedule 5.01...............................Qualifications as Foreign Corporation
Schedule 5.03...............................Stock Ownership
Schedule 5.04...............................Seller Defaults or Consents
Schedule 5.05...............................Company Defaults or Consents
Schedule 5.07(a)............................Employee Arrangements
Schedule 5.07(b)............................Benefit Plan Liabilities
Schedule 5.07(d)............................Guarantees
Schedule 5.07(e)............................Current Employees
Schedule 5.08(a)............................Financial Statements
Schedule 5.08(b)............................Scheduled Liabilities
Schedule 5.08(c)............................Accounts Receivable
Schedule 5.08(d)............................Guarantees
Schedule 5.09...............................Inventory
Schedule 5.10(a)............................Certain Changes
Schedule 5.10(b)............................Certain Actions
Schedule 5.11(1)............................Compliance with Law
Schedule 5.11(2)............................Citations
Schedule 5.12(1)............................Litigation
Schedule 5.12(2)............................Default
Schedule 5.13(a)............................Encumbrances
Schedule 5.13(c)............................Intellectual Property
Schedule 5.14...............................Commitments
Schedule 5.14(c)............................Non-Arm's Length Contracts
Schedule 5.14(d)............................Summary of Contemplated Leases
Schedule 5.15...............................Insurance
Schedule 5.16...............................Tangible Company Assets Condition
Schedule 5.17(a)............................Permits
Schedule 5.17(b)............................Environmental Matters
Schedule 5.18...............................Banks, Accounts and Authorized Signatories
Schedule 5.19...............................Suppliers
Schedule 5.20...............................Product Claims

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Schedule 5.21...............................Warranties
Schedule 6.03...............................Buyer Defaults or Consents
Schedule 7.14...............................Company Affiliates
Schedule 10.01(a)...........................Tax Returns
Schedule 10.01(b)...........................Tax Claims
Schedule 10.01(c)...........................Tax Extensions
Schedule 12.02(ii)..........................Material Tangible Property and Fixtures
Schedule 12.02(iii).........................Permits
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                                LIST OF EXHIBITS

Exhibit A     Opinion of Sellers' Counsel...................................A-1
Exhibit B     Opinion of Buyers' Counsel....................................B-1

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                          AGREEMENT AND PLAN OF MERGER


        AGREEMENT AND PLAN OF MERGER, dated as of December 31, 1996, by and among Magicworks Entertainment Incorporated, a Florida corporation ("Magicworks"), Magicspace Corporation, a Florida corporation and wholly-owned subsidiary of Magicworks ("Magicspace"), Space Agency, Inc., a Utah corporation (the "Company"), and John W. Ballard and Stephen Boulay (the "Sellers"). The Sellers are referred to herein collectively as the "Shareholders" and individually as a "Shareholder." Magicworks and Magicspace are sometimes referred to herein collectively as the "Buyers" and individually as a "Buyer."

        WHEREAS, the respective Boards of Directors of the Buyers and the Company deem it advisable and in the best interests of their respective stockholders that each of Magicspace and the Company combine their businesses by the merger of the Company with and into Magicspace upon the terms and subject to the conditions set forth herein (the "Merger"); and

        WHEREAS, the Sellers beneficially own all of the Company's capital stock and will receive significant consideration in connection with the Merger; and

        WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:


                             ARTICLE I - THE MERGER

        1.01 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.02 hereof) the Company shall be merged with and into Magicspace, with Magicspace being the surviving corporation in the Merger (the "Surviving Corporation") and the separate existence of the Company shall thereupon cease. The Merger shall have the effects set forth in
Section 607.1106 of the Florida Business Corporation Act (the "FBCA") and
Section 16-10a-1107, Utah Code, as applicable.

        1.02 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective upon the completion of the later to occur of the filing of (a) properly executed Articles of Merger relating to the Merger with the Department of State of the State of Florida, and (b) properly executed Articles of Merger relating to the Merger with the Division of Corporations and Commercial Code, Department of Commerce, of the State of Utah, each of which filings shall be made on the Closing Date (as hereinafter defined) after satisfaction of the conditions set forth in Article VIII

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hereof. When used in this Agreement, the term "Effective Time" shall mean the date and time at which both such Articles of Merger are successfully filed.


                     ARTICLE II - THE SURVIVING CORPORATION

        2.01 ARTICLES OF INCORPORATION OF THE SURVIVING CORPORATION. The Articles of Incorporation of Magicspace shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with such Articles and applicable law.

        2.02 BYLAWS OF THE SURVIVING CORPORATION. The Bylaws of Magicspace as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

        2.03 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of Magicspace shall be the directors and officers of the Surviving Corporation until their respective successors are duly elected in accordance with Magicspace's bylaws and applicable law. Sellers shall both be elected as directors and officers of Magicspace as of the Effective Time. It is agreed that John W. Ballard shall hold the office of Chief Executive Officer of the Surviving Corporation, and is authorized to sign on behalf of the Company any documents filed with the State of Utah as are necessary to consummate the Merger.


                       ARTICLE III - CONVERSION OF SHARES

        3.01 EXCHANGE RATIO. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

               (a) Each share of common stock of the Company ("Company Shares") issued and outstanding immediately prior to the Effective Time shall be converted at the Effective Time into the right to receive 118.80118 shares (the "Exchange Ratio") of common stock, par value $.001 per share, of Magicworks ("Magicworks Shares").

               (b) At the Effective Time, each certificate previously representing any Company Shares shall thereafter represent the number of whole Magicworks Shares into which such Company Shares have been converted. Certificates representing Company Shares shall be exchanged for certificates representing whole Magicworks Shares issued in consideration therefor upon the surrender of such certificates in accordance with the provisions hereof. If prior to the Effective Time Magicworks or the Company should split or combine the Magicworks Shares or the Company Shares, or pay a stock dividend or other stock distribution in Magicworks Shares or Company Shares, then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend or other distribution.

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               (c) Each Company Share held in the Company's treasury immediately prior to the Effective Time shall be canceled and retired and cease to exist, and no Magicworks Shares shall be issued in exchange therefor.

        3.02   EXCHANGE OF SHARES.

               (a) On the Closing Date and after the Effective Time, Magicworks shall make available, and each holder of Company Shares will be entitled to receive upon surrender to Magicworks of one or more certificates representing Company Shares for cancellation, certificates representing the number of whole Magicworks Shares into which such Company Shares are converted in the Merger. The Magicworks Shares into which the Company Shares shall be converted in the Merger shall be deemed to have been issued at the Effective Time.

               (b) In the event that any stock certificate representing Company Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, Magicworks will issue or cause to be issued in exchange for such lost, stolen or destroyed certificate the number of Magicworks Shares into which such Company Shares are converted in the Merger in accordance with this
Article III. When authorizing such issuance in exchange therefor, the Board of Directors of Magicworks may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to give Magicworks a bond in such sum as it may direct as indemnity, or such other form of indemnity, as it shall direct, against any claim that may be made against Magicworks with respect to the certificate alleged to have been lost, stolen or destroyed.

               (c) At and after the Effective Time, the holders of stock certificates representing Company Shares to be exchanged for Magicworks Shares pursuant to this Agreement ("Certificates") shall cease to have any rights as stockholders of the Company except for the right to surrender such Certificates in exchange for certificates for Magicworks Shares as provided hereunder.

        3.03 DIVIDENDS; TRANSFER TAXES. No dividends that are declared on Magicworks Shares will be paid to persons entitled to receive Magicworks Shares until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the certificates representing such Magicworks Shares shall be issued any dividends which shall have become payable with respect to such Magicworks Shares between the Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends. If any certificates for any Magicworks Shares are to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to Magicworks any transfer or other taxes required by reason of the issuance of such certificates for such Magicworks Shares, or shall establish to the satisfaction of Magicworks that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither Magicworks nor any party hereto shall be liable to a holder of Company Shares for any Magicworks Shares or dividends

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thereon or, in accordance with Section 3.04 hereof, the cash payment for fractional interests, delivered to a public official pursuant to applicable escheat laws.

        3.04 NO FRACTIONAL SECURITIES. No certificates or scrip representing fractional Magicworks Shares shall be issued upon the surrender for exchange of Certificates pursuant to this Article III and no dividend, stock split or other change in the capital structure of Magicworks shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu of any such fractional securities, each holder of Company Shares who would otherwise have been entitled to a fraction of a Magicworks Share upon surrender of Certificates for exchange pursuant to this Article III shall be paid cash upon such surrender in an amount equal to the product of such fraction multiplied by the closing sales price for a Magicworks Share on the Nasdaq National Market on the date upon which the Effective Time occurs or, if the Magicworks Shares are not then listed on the Nasdaq National Market, multiplied by the average of the closing bid and asked price for a Magicworks Share.

        3.05 SUPPLEMENTARY ACTION. If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of the Company, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered, in the name of and on behalf of the Company, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.


                              ARTICLE IV - CLOSING

        4.01 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., 1221 Brickell Avenue, Miami, Florida 33131, at 10:00 am., local time, on the first business day (the "Closing Date") after the day on which all of the conditions set forth in Article VIII hereof are satisfied or waived, or at such other date, time and place as Magicworks and the Company shall agree.

        4.02 DELIVERIES BY SELLERS. At or prior to the Closing, the Sellers shall deliver (or cause to be delivered) to Magicworks:

              (i) certificates representing all of the outstanding shares of the Company's capital stock;

             (ii) the resignations of all the officers and directors of the Company;

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            (iii)     the stock book, stock ledger, minute book and corporate
seal of the Company;

             (iv) a certificate executed by the Sellers to the effect that the conditions set forth in Sections 8.02(a) and 8.02(d) have been satisfied;

             (v) a list of all agreements, licenses related to the Company or its business, instruments, documents, deeds, books, records, files, tax returns and other data which are material to the Company and its business (collectively, the "Records"); and, at the request of Magicworks, copies of any Records then in the possession or control of either the Company or the Sellers;

              (vi) evidence satisfactory to Magicworks that with respect to each of the Company's accounts, credit lines, safe deposit boxes or vaults required to be set forth in SCHEDULE 5.18, (1) the authority of the individuals identified in such Schedule with respect thereto has been, in each case if requested by Magicworks, modified or terminated, or (2) if Magicworks so requests in writing, the account or credit line in question has been closed;

            (vii) Articles of incorporation of the Company, certified by the appropriate governmental official as of a recent date; and bylaws of the Company, certified by its Secretary;

           (viii) certificates of good standing with respect to the Company, issued as of recent dates by the State of Utah and each of the other jurisdictions listed on Schedule 5.01;

           (ix) all other documents, instruments, and agreements necessary to be delivered to Buyers by Sellers, other Shareholders, the Company and its affiliates in order to satisfy the conditions in Article VIII hereof, and all other certificates and other evidence as Magicworks or its counsel may reasonably request as to the satisfaction of the conditions to Buyers' obligations set forth herein and as to such other matters as Magicworks may reasonably request; and

           (x) the Merger filings contemplated by Section 1.02 hereof, duly executed by the Company.

           (xi) the opinion of Ray, Quinney & Nebeker, counsel to the Company and the Sellers, or such other counsel acceptable to Magicworks, dated the Closing Date, which opinion shall be in form and substance reasonably satisfactory to counsel for Magicworks and shall be to the effect set forth in Exhibit A hereto.

        4.03 DELIVERIES BY BUYERS. At or prior to the Closing, the Buyers shall deliver (or cause to be delivered) to the Sellers:

           (i) a certificate executed by an authorized officer of each of the Buyers on behalf of the Buyers to the effect that the conditions set forth in Section 8.01(b) have been satisfied;

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             (ii)     a certificate of good standing of each of the Buyers,
issued as of a recent date by the Secretary of State of its state of incorporation;

            (iii) the Merger filings contemplated by Section 1.02 hereof, duly executed by Magicspace; and

            (iv)      a certificate or certificates representing the Magicworks
Shares.

            (v)       the opinion of Greenberg, Traurig, Hoffman, Lipoff,
Rosen & Quentel, P.A., counsel to the Buyers, which opinion shall be in form and substance reasonably acceptable to counsel for Sellers and for the Company.


            ARTICLE V - REPRESENTATIONS AND WARRANTIES OF THE SELLERS

        The Sellers hereby jointly and severally represent and warrant to each of the Buyers that:

        5.01   CORPORATE EXISTENCE AND QUALIFICATION; CORPORATE DOCUMENTS.

               (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah. The Company has the corporate power to own, manage, lease and hold its currently owned Assets and to carry on its business as and where such Assets are presently located and such business is presently conducted; and neither the character of the Company's Assets nor the nature of the Company's business requires the Company to be duly qualified to do business as a foreign corporation in any jurisdiction outside those identified in SCHEDULE 5.01 attached hereto; and the Company is qualified as a foreign corporation and is in good standing in each such listed jurisdiction.

               (b) The stock and minute books of the Company that have been made available to Buyers for review contain a complete and accurate record of all shareholders of the Company and all formal actions taken by the shareholders and directors (and any committees thereof) of the Company. The Company has previously furnished to Buyers true and complete copies of the Company's articles of incorporation and bylaws as currently in effect.

               (c) The Company has no subsidiaries, does not participate in any partnership or joint venture, and does not own any outstanding capital stock of any other corporation.

        5.02 AUTHORITY, APPROVAL AND ENFORCEABILITY. This Agreement has been duly executed and delivered by the Company and each Seller. The Company and each Seller has all requisite power and legal capacity to execute and deliver this Agreement and all Collateral Agreements to which it or he is or will be a party and which are or will be executed and delivered in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements to which it or

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he is or will be a party, and to perform its or his obligations hereunder and under the Collateral Agreements to which it or he is or will be a party. This Agreement and each Collateral Agreement to which any Seller or the Company is or will be a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of each of the Sellers and the Company that are parties thereto, enforceable against such parties in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors' rights generally.

        5.03 CAPITALIZATION AND OWNERSHIP. The entire authorized capital stock of the Company consists of Fifty Thousand (50,000) shares of common stock $.50 par value (the "Common Stock"), Eleven Thousand One Hundred Eleven (11,111) shares of which are currently outstanding. The issued and outstanding shares of Common Stock are owned beneficially and of record as shown in SCHEDULE 5.03, in each case free and clear of any and all liens, mortgages, adverse claims, charges, security interests, encumbrances or other restrictions or limitations whatsoever except as set forth on SCHEDULE 5.03. All of such shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of (i) any preemptive or other rights of any Person to acquire any securities of the Company, or (ii) any applicable federal or state securities laws, and the rules and regulations promulgated thereunder (collectively "Securities Laws"). Except as expressly set forth in SCHEDULE 5.03 (which schedule shall disclose for all options, warrants and similar rights each holder, date of grant, exercise price and vesting schedule, if any), there are no outstanding subscriptions, options, convertible securities, rights (preemptive or other), warrants, calls or agreements relating to any capital stock or other securities of the Company. Immediately prior to the Closing Date, there shall be no outstanding subscriptions, options, convertible securities, rights (preemptive or other), warrants, calls or agreements relating to any capital stock or other securities of the Company.

        5.04 SELLER DEFAULTS OR CONSENTS. Except as otherwise set forth in
SCHEDULE 5.04 hereto, the execution and delivery of this Agreement and the Collateral Agreements by the Sellers and the performance by the Sellers of their obligations hereunder and thereunder will not violate any provision of law or any judgment, award or decree applicable to either Seller or any other Shareholder of the Company or any indenture, agreement or other instrument to which either Seller or any other Shareholder is a party, or by which either Seller or any other Shareholder or any properties or assets of such persons is bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, security interest or encumbrance of any nature whatsoever upon any of the properties or assets of either Seller or any other Shareholder of the Company.

        5.05   NO COMPANY DEFAULTS OR CONSENTS.

               (a) Except as otherwise set forth in SCHEDULE 5.05 attached hereto, neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will:

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                  (i)     violate or conflict with any of the terms, conditions
or provisions of the Articles of incorporation or bylaws of the Company;

                 (ii) violate any Legal Requirements applicable to the Company;

                 (iii) violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any Contract or Permit applicable to the Company;

                 (iv) result in the creation of any lien, charge or other encumbrance on the shares of capital stock or any Asset of the Company; or

                 (v) require either of the Sellers or the Company to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority.

               (b) Without limiting the generality of the foregoing, no condition exists or is pending that adversely affects or could reasonably be expected to adversely affect the Company's ability to timely obtain any required consents of the landlords under the "Real Property Leases" (as defined in Section 5.14) to the transactions contemplated under this Agreement.

        5.06 NO PROCEEDINGS. No suit, action or other proceeding is pending or, to the Knowledge of Sellers, threatened before any Governmental Authority seeking to restrain either of the Sellers or prohibit their entry into this Agreement or prohibit the Closing, or seeking damages against the Company or its Assets as a result of the consummation of this Agreement or the transactions contemplated hereby.

        5.07   EMPLOYEE BENEFIT MATTERS.

               (a) SCHEDULE 5.07(A) provides a description of each of the following, if any, which is sponsored, maintained or contributed to by the Company for the benefit of the employees or agents of the Company, or has been so sponsored, maintained or contributed to at any time during the Company's existence, true and correct copies of which have been provided to Buyers:

                       (i) each "employee benefit plan", as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA) ("Plan"), and

                      (ii) each personnel policy, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay policy or agreement, deferred compensation agreement or arrangement, consulting agreement, employment contract and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 5.07(a)(i) ("Benefit Program or Agreement").

               (b) True, correct and complete copies of each of the Plans (if any), and related trusts, if applicable, including all amendments thereto, have been furnished to Buyers. There has also been furnished to Buyers, with respect to each Plan required to file such report and description, the three most recent reports on Form 5500 and the summary plan description. True, correct and complete copies or descriptions of all Benefit Programs or Agreements have also been furnished to Buyers.

               (c) Except as otherwise set forth in SCHEDULE 5.07(C),

                       (i) The Company does not contribute to and does not have any obliga- tion to contribute to, and has not at any time contributed to or had an obligation to contribute to, a multiemployer plan within the meaning of
Section 3(37) of ERISA ("Multiemployer Plan") or a multiple employer plan within the meaning of Section 413(b) and (c) of the Code;

                       (ii) The Company has substantially performed all obligations, whether arising by operation of law or by contract, required to be performed by it before or on the date hereof in connection with the Plan and Benefit Programs and Agreements (including without limitation the filing of any required Form 5500 for any of the Plans), and to the Knowledge of Sellers, there have been no defaults or violations by any other party to the Plans or Benefit Programs or Agreements;

                       (iii) All reports and disclosures relating to the Plans required to be filed with or furnished to governmental agencies, Plan participants or Plan beneficiaries have been filed or furnished in accordance with applicable law in a timely manner, and each Plan and each Benefit Program or Agreement has been administered in substantial compliance with its governing documents;

                       (iv) Each of the Plans intended to be qualified under
Section 401 of the Code satisfies the requirements of such Section and has received a favorable determination letter from the Internal Revenue Service regarding such qualified status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which could adversely affect such qualified status;

                       (v) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of Sellers, threatened against, or with respect to, any of the Plans or Benefit Programs or Agreements or their assets;

                       (vi) All contributions required to be made to the Plans pursuant to their terms and provisions and applicable law have been made timely;

                       (vii) As to any Plan subject to Title IV of ERISA, there has been no event or condition which presents the material risk of Plan termination, no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, no reportable event within the meaning of Section 4043 of ERISA (for which the disclosure requirements of Regulation ss. 2615.3 promulgated by the Pension Benefit Guaranty Corporation ("PBGC") have not been waived) has occurred, no notice of intent to terminate the Plan has been given under Section 4041 of ERISA, no proceeding has been instituted under Section 4042 of ERISA to terminate the Plan, there has been no termination or partial termination of the Plan within the meaning of Section 411(d)(3) of the Code, no liability to the PBGC has been incurred, and the assets of the Plan equal or exceed the aggregate present value of the benefit liabilities (within the meaning of Section 4001(a)(16) of ERISA) under the Plan, computed on a "plan termination basis" based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC;

                    (viii) None of the Plans nor any trust created thereunder or with respect thereto has engaged in any "prohibited transaction" or "party-in-interest transaction" as such terms are defined in Section 4975 of the Code and Section 406 of ERISA which could subject any Plan, the Company or any officer, director or employee thereof to a tax or penalty on prohibited transactions or party-in-interest transactions pursuant to Section 4975 of the Code or Section 502(i) of ERISA;

                       (ix) Each trust funding a Plan, which trust is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code, satisfies the requirements of such section and has received a favorable determination letter from the Internal Revenue Service regarding such exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which would adversely affect such exempt status;

                       (x) The Company does not have any obligation to provide health benefits to former employees, except as specifically required by law;

                       (xi) Neither the execution and delivery of this Agreement nor the consummation of any or all of the transactions contemplated hereby will:
(A) entitle any current or former employee of the Company to severance pay, unemployment compensation or any similar payment, other than unemployment compensation claims resulting from any termination by Buyers of employees of the Company following the Closing, (B) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee, or (C) directly or indirectly result in any payment made to or on behalf of any person to constitute a "parachute payment" within the meaning of
Section 280G of the Code;

                       (xii) The Company has not incurred any liability or taken any action, and, to the Knowledge of Sellers, no action or event has occurred that could cause the Company to incur any liability (A) under Section 412 of the Code or Title IV of ERISA with respect to any "single-employer plan" within the meaning of Section 4001(a)(15) of ERISA, (B) to any Multi- employer Plan, including without limitation an account of a partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA; and

                    (xiii) There are no (i) unresolved labor union grievances or, to the Knowledge of Sellers, organizational efforts, or (ii) unfair labor practice or labor arbitration proceedings pending or, to the Knowledge of Sellers, threatened, with respect to the Company.

               (d) Except as set forth in SCHEDULE 5.07(d), the Company is not a party to any agreement, and has not established any policy or practice, requiring the Company to make a payment or provide any other form or compensation or benefit to any person performing services for the Company upon termination of such services which would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

               (e) SCHEDULE 5.07(e) sets forth (i) by number and employment classification the approximate numbers of employees employed by the Company as of the date of this Agreement, and (ii) the names of and the compensation paid to (including a breakdown of salary, bonus or commission) the ten most highly compensated employees of the Company during calendar year 1996. Except as otherwise set forth in SCHEDULE 5.07(e), the Company has not at any time had or, to the Knowledge of Sellers, been threatened with any work stoppages or other labor disputes or controversies with respect to its employees, and the Company is not subject to any union or collective bargaining agreement.

        5.08   FINANCIAL STATEMENTS; LIABILITIES; ACCOUNTS RECEIVABLE.

               (a) The Sellers have delivered to Buyers true and complete copies of the audited Financial Statements for the Company as of and for the years ended December 31, 1993, December 31, 1994 and December 31, 1995 and unaudited Financial Statements for the Company as of and for the nine months ended September 30, 1996, and said Financial Statements are attached hereto as
SCHEDULE 5.08(a). All of such Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated and present fairly the financial condition and results of operations of the Company for the dates or periods indicated therein.

               (b) The Company has no liabilities or obligations (whether accrued, absolute, contingent, known, unknown or otherwise, and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with GAAP), except (i) liabilities reflected in the Financial Statements attached as Schedule 5.08(a), (ii) liabilities expressly set forth on
SCHEDULE 5.08(b), and (iii) liabilities and obligations accrued in the Company's financial records and incurred by the Company since September 30, 1996 in the ordinary course of business and consistent with past practices (collectively, the "Permitted Liabilities"). All accrued expenses and accounts payable of the Company incurred since September 30, 1996 have been paid when due, except as set forth on SCHEDULE 5.08(b). Attached hereto as part of SCHEDULE 5.08(b) is a true, complete and correct list of accounts payable of the Company as of September 30, 1996, including an aging schedule of such accounts payable.

               (c) Except as otherwise set forth in SCHEDULE 5.08(c), the accounts receivable reflected on the September 30, 1996 balance sheet included in the Financial Statements attached as SCHEDULE 5.08(a) and all accounts receivable arising since September 30, 1996 (the "Balance Sheet Date"), arose from bona fide transactions in the ordinary course of business, and the goods and services involved have been sold, delivered and performed to the account obligors, and no further filings (with governmental agencies, insurers or others) are required to be made, no further goods are required to be provided and no further services are required to be rendered in order to complete the sales and fully render the services and to entitle the Company to collect the accounts receivable in full. Except as set forth in SCHEDULE 5.08(c), no such account has been assigned or pledged to any other person, firm or corporation, and, except only to the extent fully reserved against as set forth in the Financial Statements attached as SCHEDULE 5.08(a) or as set forth in SCHEDULE 5.08(c), no defense or setoff to any such account has been asserted by the account obligor or exists.

               (d) Except as set forth in SCHEDULE 5.08(d), the Company has not guaranteed any obligation or indebtedness of any Person (including the Sellers) and no Person (including the Sellers) has guaranteed any obligation or indebtedness of the Company.

               (e) Neither the Company nor any shareholder of the Company has taken or allowed to be taken any action which could jeopardize the treatment of the transactions contemplated hereby as a "pooling of interests" for accounting and financial reporting purposes.

        5.09   [RESERVED].

        5.10   ABSENCE OF CERTAIN CHANGES.

               (a) Except as otherwise set forth in SCHEDULE 5.10(a) attached hereto, since December 31, 1995, there has not been:

                       (i) any change in circumstances that had or might have an adverse effect on the results of operations, financial condition, Assets, prospects or business of the Company;

                      (ii) any damage, destruction or loss (whether or not covered by insurance) that had or might have an adverse effect on the results of operations, financial condition, Assets, prospects or business of the Company; or

                       (iii) any adverse change in the Company's sales patterns, pricing policies, refunds, relationships with landlords, collection of accounts receivable or payment of accounts payable;

                       (iv) any material reduction in the gross profit margins of the Company.

               (b) Except as otherwise set forth in SCHEDULE 5.10(B) attached hereto, since December 31, 1995, the Company has not done any of the following:

                       (i) declared, set aside or paid any dividends, or made any distributions or payments, in respect of its equity securities, or repurchased, redeemed or otherwise acquired any such securities or issued additional shares;

                       (ii) merged into or with or consolidated with, any other corporation or acquired the business or assets of any Person;

                     (iii)  purchased any securities of any Person;

                      (iv)  amended its Articles of incorporation or bylaws;

                       (v) issued any securities relating to its shares, or granted, or entered into any agreement to grant, any options, convertability rights, other rights, warrants, calls or agreements relating to its shares, or redeemed, repurchased or otherwise reacquired any of its shares;

                       (vi) created, incurred, assumed, guaranteed or otherwise became liable or obligated with respect to any indebtedness, or made any loan or advance to, or any investment in, any Person;

                       (vii) made any change in any existing election, or made any new election, with respect to any tax law in any jurisdiction which election could reasonably be expected to have an effect on the tax treatment of the Company or its business operations;

                       (viii) entered into, amended or terminated any material agreement;

                       (ix) sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Assets except (i) in the ordinary course of business, or (ii) pursuant to any agreement set forth in SCHEDULE 5.14;

                       (x) settled any claim or litigation, or filed any motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

                       (xi) incurred or approved, or entered into any agreement or commitment to make, any expenditures not included in the Company's 1996 budget plan or not otherwise previously approved in writing by Magicworks, other than those required pursuant to any agreement set forth in SCHEDULE 5.14;

                       (xii) maintained its books of account other than in the usual, regular and ordinary manner in accordance with GAAP and on a basis consistent with prior periods or made any change in any of its accounting methods or practices that would be required to be disclosed under GAAP;

                       (xiii) engaged in any one or more activities or transactions outside the ordinary course of business;

                       (xiv) made any increase in (a) the rate of compensation payable or to become payable by the Company to any of its directors, officers, agents or employees, or (b) the payment of any bonus, payment or arrangement made to, for or with any directors, officers, agents or employees of the Company, except as required pursuant to any agreement set forth in SCHEDULE 4.14 or any Benefit Program or Agreement set forth in SCHEDULE 5.07(a);

                       (xv) made any change, whether oral or written, to any agreement or understanding with any of the suppliers listed or required to be listed on SCHEDULE 5.19, or entered into any new agreements or understandings with suppliers other than as set forth in SCHEDULE 5.14;

                       (xvi) used cash flow of the Company for any purposes other than to pay debt service on indebtedness, accounts payable, compensation expense and accrued expenses, each in the ordinary course of business and consistent with past practices, provided, HOWEVER, that the Company may use such cash flow to pay legal and accounting expenses in connection with the transactions contemplated hereby, which expenses shall not exceed $35,000 in the aggregate; or

                       (xvii) committed to do any of the foregoing.

        5.11 COMPLIANCE WITH LAWS. Except as otherwise set forth in SCHEDULE 5.11(1), the Company is and has been in compliance in all respects with any and all Legal Requirements applicable to the Company. Except as otherwise set forth in SCHEDULE 5.11(2), the Company has not received or entered into any citations, complaints, consent orders, compliance schedules or other similar enforcement orders or received any written notice from any Governmental Authority or any other written notice that would indicate that there is not currently compliance with all such Legal Requirements. To the Knowledge of Sellers, there is no basis for, any claim, action, suit, investigation or proceeding that might result in a finding that the Company is not or has not been in compliance with all such Legal Requirements.

        5.12 LITIGATION; DEFAULT. Except as otherwise set forth in SCHEDULE 5.12(1), there are no claims, actions, suits, investigations or proceedings against the Company pending or, to the Knowledge of Sellers, threatened in any court or before or by any Governmental Authority, or before any arbitrator, and, to the Knowledge of Sellers, there is no basis for any such claim, action, suit, investigation or proceeding. Except as otherwise set forth in SCHEDULE 5.12(2), the Company is not in default under, and no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would constitute a default under, or breach or violation of, or accelerate or permit the acceleration of the performance required under, or give any other party the right to terminate, any Permit applicable to the Company or any Contract set forth or required to be set forth in SCHEDULE 5.14.

        5.13   OWNERSHIP OF ASSETS.

               (a) Except as provided under the provisions of the Contracts set forth in SCHEDULE 5.14, or as otherwise set forth in SCHEDULE 5.13(a), the Company has legal and beneficial ownership of its Assets, free and clear of any and all liens, mortgages, pledges, adverse claims, encumbrances or other restrictions or limitations whatsoever, other than liens for non- delinquent taxes and assessments, landlord liens and liens, claims and encumbrances or charges that do not in any material respect detract from the value of the Assets or interfere in any material respect with the present or contemplated use of the Assets.

               (b) Neither of the Sellers nor any of their Affiliates or any of the other Shareholders has directly or indirectly acquired any interests in any Assets of the Company or any assets, rights or interests related to any Assets of the Company.

               (c) The Company owns or has the right to use and shall as of the Closing Date own or have the right to use any and all information, trade secrets, patents, copyrights, trademarks, tradenames and other intangible properties that are necessary or customarily Used by the Company for the ownership, management or operation of its Assets ("Intangible Rights"). SCHEDULE 5.13(C) hereto sets forth a list of all trademarks, trade names, service marks and copyrights (or pending registrations and applications therefor) owned or Used under license by the Company and each invention, formula, method and process used under license by any of the Companies (collectively the "INTELLECTUAL Property"). Except as set forth on SCHEDULE 5.13(C), (i) no claims have been asserted or, to the Knowledge of Sellers, threatened by any third person in connection with the use by the Company of any Intellectual Property,
(ii) to the Knowledge of the Sellers, no third persons are infringing upon any of the Company's rights with respect to the Intellectual Property, and (iii) the use by the Company of the Intellectual Property does not infringe on the rights of any third persons.

        5.14   COMMITMENTS.

               (a) Except as otherwise set forth in SCHEDULE 5.14 hereof, the Company is not a party to or bound by any of the following, whether written or oral:

                       (i) any Contract that cannot by its terms be terminated by the Company with 30 days' or less notice without penalty or whose term continues beyond one year after the date of this Agreement;

                       (ii) contract or commitment for capital expenditures by the Company not included in the Company's 1996 budget plan or not otherwise previously approved in writing by Magicworks;

                       (iii) lease or license with respect to any Property, real or personal, whether as landlord, tenant, licensor or licensee;

                       (iv) agreement, contract, indenture or other instrument relating to the borrowing of money or the guarantee of any obligation or the deferred payment of the purchase price of any Assets;

                       (v) partnership agreement;

                       (vi) contract with either Seller or any other shareholder of the Company or any Affiliate of either Seller or the Company relating to the provision of goods or services by or to any of the Company or any other matter;

                       (vii) agreement for the sale of any Assets not included in the Company's 1996 budget plan or not otherwise previously approved in writing by Magicworks;

                       (viii) agreement that purports to limit the Company's freedom to compete freely in any line of business or in any geographic area;

                       (ix) preferential purchase right, right of first refusal, or similar agreement;

                       (x) any shareholders' or other agreement relating to shares of any of the Company's corporate stock; or

                       (xi) other Contract, that, to the Knowledge of Sellers, is material to the business of the Company.

               (b) All of the Contracts listed or required to be listed in
SCHEDULE 5.14 are valid, binding and in full force and effect, and the Company has not been notified or advised by any party thereto of such party's intention or desire to terminate or modify any such Contract in any respect, except as disclosed in SCHEDULE 5.14. Except as disclosed on SCHEDULE 5.14, neither the Company nor, to the Knowledge of Sellers, any other party is in breach of any of the terms or covenants of any Contract listed or required to be listed in
SCHEDULE 5.14. True, correct and complete copies of each of the agreements (including all amendments thereto) listed and/or summarized on SCHEDULE 5.14 have been delivered to Buyers.

               (c) Except as otherwise set forth in SCHEDULE 5.14(C), the Company is not a party to or bound by any Contract or Contracts the terms of which were arrived at by or otherwise reflect less-than-arm's-length negotiations or bargaining.

               (d) SCHEDULE 5.14(d) sets forth a true and complete summary of each existing real property lease of the Company (the "Real Property Leases").

        5.15 INSURANCE. SCHEDULE 5.15 hereto is a complete and correct list of all insurance policies presently in effect that relate to the Company, its Assets or employees and the scheduled renewal date of each such policy. All such policies have been in full force and effect from and after the date(s) set forth on SCHEDULE 5.15 and all premiums due and payable with respect to such policies have been paid. There is no inaccuracy in any application for any such policy which may reasonably be expected to form a basis for termination of any such policy. The Company has complied in all material respects with the provisions of such policies, and such policies (i) provide adequate insurance covering risks and in amounts customary for the Company's business, and (ii) are sufficient for compliance in all material respects with all Contracts to which the Company is a party and all requirements of law. Except as otherwise disclosed on SCHEDULE 5.15, the Company has not been, prior to the date hereof, subject to liability as a self-insurer. Within the prior five years, the Company has not been denied insurance, nor has any prospective or actual carrier or underwriting board recommended or required material capital expenditures by the Company in order to obtain, or in connection with obtaining insurance. No notices of cancellation or indication of an intention not to renew any insurance policy has been received by the Company or any Seller. Attached as part of SCHEDULE 5.15 is a true, complete and correct listing of all claims made under the Company's insurance policies since 1994.

        5.16 EQUIPMENT AND OTHER TANGIBLE PROPERTY. Except as otherwise set forth on SCHEDULE 5.16, the Company's equipment, machinery, vehicles, structures, fixtures and other tangible Property included in the Assets (the "Tangible Assets") other than inventory is, and shall as of the Closing Date be, in all material respects in good operating condition and repair consistent with normal industry standards, except for ordinary wear and tear, and except for such Tangible Assets as shall have been taken out of service on a temporary basis for repairs or replacement consistent with the Company's prior practices.

        5.17   PERMITS; ENVIRONMENTAL MATTERS.

               (a) Except as otherwise set forth in SCHEDULE 5.17(a), the Company has all Permits necessary for the Company to construct, own, operate, use and/or maintain its Properties and to conduct its business and operations as presently conducted and as expected to be conducted in the future. Except as otherwise set forth in SCHEDULE 5.17(a), all such Permits are in effect, no proceeding is pending or, to the Knowledge of Sellers, threatened to modify, suspend or revoke, withdraw, terminate, or otherwise limit any such Permits, and no administrative or governmental actions have been taken or, to the Knowledge of Sellers, threatened in connection with the expiration or renewal of such Permits which could adversely affect the ability of the Company to own, operate, use or maintain any of its Properties or to conduct its business and operations as presently conducted and as expected to be conducted in the future. Except as otherwise set forth in SCHEDULE 5.17(a), (i) no violations have occurred that remain uncured, unwaived, or otherwise unresolved, or are occurring in respect of any such Permits, other than inconsequential violations, and (ii) no circumstances exist that would prevent or delay the obtaining of any requisite consent, approval, waiver or other authorization of the transactions contemplated hereby with respect to any such Permits that by their terms or under applicable law may be obtained only after Closing.

               (b) Except as otherwise set forth in SCHEDULE 5.17(b), there have been no present or past conditions in any way relating to the business, operations or Assets of the Company involving or resulting from past or present spill, discharge, leak, emission, injection, escape, dumping or release of any kind whatsoever of any substance or exposure of any type in any work place or to any medium, including, but not limited to, air, land, surface waters and ground waters, or from any generation, transportation, treatment, storage, disposal of waste materials, raw materials or products of any kind, or from the storage, use or handling of any hazardous or toxic materials or other substances that has had, has or could have an adverse effect on the Assets, business, operations, prospects or financial condition of the Company.

        5.18 BANKS. SCHEDULE 5.18 sets forth (i) the name of each bank, trust company or other financial institution and stock or other broker with which the Company has an account, credit line or safe deposit box or vault, (ii) the names of all persons authorized to draw thereon or to have access to any safe deposit box or vault, (iii) the purpose of each such account, safe deposit box or vault, and (iv) the names of all persons authorized by proxies, powers of attorney or other like instrument to act on behalf of the Company in matters concerning any of its business or affairs. Except as otherwise set forth in SCHEDULE 5.18, no such proxies, powers of attorney or other like instruments are irrevocable.

        5.19 SUPPLIERS. SCHEDULE 5.19 sets forth each of the Company's top ten suppliers (by dollar amount) during 1996, together with the dollar amount of goods purchased by the Company from each such supplier during such period. Except as otherwise set forth in SCHEDULE 5.19, the Company maintains good relations with all suppliers listed or required to be listed in SCHEDULE 5.19 and no such party has cancelled, terminated, or made any threat to any of the Sellers or the

Company to cancel or otherwise terminate its relationship with the Company or to materially decrease its services or supplies to the Company. Except as set forth in SCHEDULE 5.19, the Company is not past due (in accordance with the stated invoice terms) with respect to any amounts owed to any of the suppliers listed or required to be listed on SCHEDULE 5.19.

        5.20   [RESERVED].

        5.21 PROJECTIONS. The Projections of the Company's annual operating budgets, balance sheets and cash flow statements prepared on an annual basis for calendar 1997 (by month) and the most recent financial statement for the month of December 1996, copies of which have been delivered to the Buyers (the "Projections"), disclose all assumptions made with respect to general economic, financial and market conditions in formulating such Projections. To the Knowledge of Sellers, no facts exist which would result in any material change in any of such Projections. The Projections are based upon reasonable estimates and assumptions, all of which are fair in light of current conditions, have been prepared on the basis of the assumptions stated therein, and reflect the reasonable estimate of Sellers of the results of operations and other information projected therein.

        5.22   PURCHASE FOR INVESTMENT.

               (a) Each Shareholder is acquiring the Magicworks Shares issuable pursuant to the Merger for his or her own account and not with a view to, or for sale in connection with, any "distribution," as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), of any Magicworks Shares in violation of the Securities Act.

               (b) Each Shareholder is an "accredited investor," as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

               (c) Each Shareholder understands (i) that the Magicworks Shares issued in the Merger will be restricted securities within the meaning of Rule 144 of the Securities Act ("Rule 144"); (ii) that such securities are not registered; (iii) that such securities must be held indefinitely and that no transfer of such securities may be made by Shareholder unless (A) such securities have been registered under the Securities Act and any applicable state securities laws, or (B) an exemption from registration is available under applicable state securities laws and the Securities Act, including in accordance with the terms and conditions of Rule 144; and (iv) that, in any event, the exemption from registration under Rule 144 will not be available unless such securities have been beneficially owned for at least two years.

               (d) Each Shareholder understands that the certificates representing Magicworks Shares issued pursuant to this Agreement shall bear a legend substantially as follows:

               "The shares represented by this certificate have not been registered under the Securities Act of 1933 or any applicable state law. They may not be offered for sale, sold, transferred or pledged without (1) registration under the Securities Act of 1933 and any applicable state law, or (2) at holder's expense, an opinion (satisfactory to the Company) of counsel (satisfactory to the Company) that registration is not required.

        5.23 OTHER INFORMATION. The information furnished by Sellers to Buyer pursuant to this Agreement (including, without limitation, information contained in the schedules and exhibits hereto, the instruments referred to in such schedules and the certificates and other documents to be executed or delivered pursuant hereto by Sellers at or prior to the Closing) is not, nor at the Closing will be, false or misleading in any material respect, or contains, or at the Closing will contain, any misstatement of material fact, or omits, or at the Closing will omit, to state any material fact required to be stated in order to make the statements therein not misleading.

        5.24 INVESTMENT INTENT. The Shareholders do not have a present intent to, and agree that they will not, sell in excess of 49% of the Magicworks Shares prior to January 1, 1998.


              ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF BUYERS

        The Buyers represent and warrant to Sellers that:

        6.01 CORPORATE EXISTENCE AND QUALIFICATION. Each Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation; has the corporate power to own, manage, lease and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted; and is duly qualified to do business and is in good standing as a foreign corporation in each juris- diction where the character of its properties or the nature of its business requires it to be so qualified.

        6.02 AUTHORITY, APPROVAL AND ENFORCEABILITY. This Agreement has been duly executed and delivered by each Buyer and each Buyer has all requisite corporate power and legal capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered by it in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its obligations hereunder and under the Collateral Agreements. The execution and delivery of this Agreement and the Collateral Agreements and the performance of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all corporate action necessary on behalf of each Buyer. This Agreement and each Collateral Agreement to which each Buyer is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of each Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors' rights generally.

        6.03 NO DEFAULT OR CONSENTS. Except as otherwise set forth in SCHEDULE
6.03 attached hereto, neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will:

                       (i) violate or conflict with any of the terms, conditions or provisions of either Buyer's certificate or articles of incorporation or bylaws;

                       (ii) violate any Legal Requirements applicable to either Buyer;

                       (iii) violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any contract or Permit applicable to either Buyer;

                       (iv) result in the creation of any lien, charge or other encumbrance on the shares of capital stock or any Property of either Buyer; or

                       (v) require either Buyer to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non- governmental third party or any Governmental Authority that has not been obtained or made.

        6.04 NO PROCEEDINGS. No suit, action or other proceeding is pending or, to each Buyer's knowledge, threatened before any Governmental Authority seeking to restrain either Buyer or prohibit its entry into this Agreement or prohibit the Closing, or seeking Damages against either Buyer or its Properties as a result of the consummation of this Agreement.

        6.05 MAGICWORKS SEC FILINGS. Magicworks has heretofore delivered to Sellers copies of (i) Magicworks's Registration Statement, including the related Prospectus included therein dated December 20, 1996 (the "Magicworks S-1") relating to the Company's most recent registration of Common Stock, and (ii) Magicworks's Quarterly Report on Form 10-Q for the nine months ended September 30, 1996. As of their respective dates, such prospectus and report complied in all material respects with all applicable requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as applicable, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements of Magicworks included in such prospectus and report have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, as to unaudited statements, except for the absence of notes thereto), and present fairly in all material respects the financial position of Magicworks as of the dates thereof and the results of Magicworks's operations for the periods then ended (subject, in the case of unaudited interim financial statements, to year-end adjustments).

        6.06 CAPITALIZATION AND OWNERSHIP. The entire authorized capital stock of Magicworks consists of Fifty Million (50,000,000) shares of common stock $.001 par value (the "Common Stock"), Twenty-Three Million Seventy Four Thousand Two Hundred Ninety-Nine (23,074,299) shares of which were outstanding as of December 19, 1996. Except as expressly set forth in the Magicworks S-1 and grants of stock options made in connection with the service of the Board of Directors of Magicworks as described in the Magicworks S-1, there are no outstanding subscriptions, options, convertible securities, rights (preemptive or other), warrants, calls or agreements relating to any capital stock or other securities of the Company.

        6.07   FINANCIAL STATEMENTS; LIABILITIES; ACCOUNTS RECEIVABLE.

               (a) The Buyers have delivered to Sellers true and complete copies of the audited Financial Statements for Magicworks as of and for the year ended December 31, 1995 and unaudited Financial Statements for the Company as of and for the nine months ended September 30, 1996, which financial statements are included in the Magicworks S-1. All of such Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated and present fairly the financial condition and results of operations of Magicworks for the dates or periods indicated therein.

               (b) Magicworks has no liabilities or obligations (whether accrued, absolute, contingent, known, unknown or otherwise, and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with GAAP), except (i) liabilities reflected in the Financial Statements, and (ii) liabilities and obligations accrued in the Company's financial records and incurred by the Company since September 30, 1996 in the ordinary course of business and consistent with past practices (collectively, the "Permitted Liabilities").

               (c) The accounts receivable reflected on the September 30, 1996 balance sheet included in the Financial Statements and all accounts receivable arising since September 30, 1996 (the "Balance Sheet Date"), arose from bona fide transactions in the ordinary course of business, and the goods and services involved have been sold, delivered and performed to the account obligors, and no further filings (with governmental agencies, insurers or others) are required to be made, no further goods are required to be provided and no further services are required to be rendered in order to complete the sales and fully render the services and to entitle the Company to collect the accounts receivable in full.

               (d) Neither the Buyers nor any shareholder of the Buyers have taken or allowed to be taken any action which could jeopardize the treatment of the transactions contemplated hereby as a "pooling of interests" for accounting and financial reporting purposes.

        6.08 COMPLIANCE WITH LAWS. The Buyers are and have been in compliance in all respects with any and all Legal Requirements applicable to the Buyers.

        6.09 LITIGATION; DEFAULT. Except as otherwise set forth in the Magicworks S-1, there are no claims, actions, suits, investigations or proceedings against the Buyers pending or, to the Knowledge of Buyers, threatened in any court or before or by any Governmental Authority, or before any arbitrator, and, to the Knowledge of Buyers, there is no basis for any such claim, action, suit, investigation or proceeding. Except as otherwise set forth in the Magicworks S-1, the Buyers are not in default under, and no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would constitute a default under, or breach or violation of, or accelerate or permit the acceleration of the performance required under, or give any other party the right to terminate, any Permit applicable to the Buyers or any Contract applicable thereto.

        6.10   PERMITS; ENVIRONMENTAL MATTERS.

               (a) Except as otherwise set forth in the Magicworks S-1, the Buyers have all Permits necessary for the Buyers to construct, own, operate, use and/or maintain their respective Properties and to conduct their respective business and operations as presently conducted and as expected to be conducted in the future. All such Permits are in effect, no proceeding is pending or, to the Knowledge of Buyers, threatened to modify, suspend or revoke, withdraw, terminate, or otherwise limit any such Permits, and no administrative or governmental actions have been taken or, to the Knowledge of Buyers, threatened in connection with the expiration or renewal of such Permits which could adversely affect the ability of the Buyers to own, operate, use or maintain any of their Properties or to conduct their business and operations as presently conducted and as expected to be conducted in the future. Except as otherwise set forth in the Magicworks S-1, (i) no violations have occurred that remain uncured, unwaived, or otherwise unresolved, or are occurring in respect of any such Permits, other than inconsequential violations, and (ii) no circumstances exist that would prevent or delay the obtaining of any requisite consent, approval, waiver or other authorization of the transactions contemplated hereby with respect to any such Permits that by their terms or under applicable law may be obtained only after Closing.

               (b) Except as otherwise set forth in the Magicworks S-1, there have been no present or past conditions in any way relating to the business, operations or Assets of the Buyers involving or resulting from past or present spill, discharge, leak, emission, injection, escape, dumping or release of any kind whatsoever of any substance or exposure of any type in any work place or to any medium, including, but not limited to, air, land, surface waters and ground waters, or from any generation, transportation, treatment, storage, disposal of waste materials, raw materials or products of any kind, or from the storage, use or handling of any hazardous or toxic materials or other substances that has had, has or could have an adverse effect on the Assets, business, operations, prospects or financial condition of the Buyers.


                   ARTICLE VII - OBLIGATIONS PRIOR TO CLOSING

        From the date of this Agreement through the Closing:

        7.01 BUYERS' ACCESS TO INFORMATION AND ASSETS. The Sellers shall cause the Company to permit each Buyer and its authorized employees, agents, accountants, legal counsel and other representatives to have access to the books, records, employees, counsel, accountants, and other representatives of the Company at all times reasonably requested by Buyers for the purpose of conducting an investigation of each Company's financial condition, corporate status, operations, business and properties. The Sellers shall, and shall cause the Company to, make available to Buyers for examination and reproduction all documents and data of every kind and character relating to the Company in possession or control of, or subject to reasonable access by, the Sellers or the Company, including, without limitation, all files, records, data and information relating to the Company's Assets (whether stored in paper, magnetic or other storage media) and all agreements, instruments, contracts, assignments, certificates, orders, and amendments thereto.

        7.02 COMPANY'S CONDUCT OF BUSINESS AND OPERATIONS. The Sellers shall keep Buyers advised as to all material operations and proposed material operations relating to the Company's or its Assets. The Sellers shall cause the Company to (a) conduct its business in the ordinary course, (b) keep available the services of present employees, (c) maintain and operate its Assets in a good and workmanlike manner, (d) pay or cause to be paid all costs and expenses (including but not limited to insurance premiums) incurred in connection therewith in a timely manner, (e) use its best efforts to keep all Contracts listed or required to be listed on SCHEDULE 5.14 in full force and effect, (f) comply with all of the covenants contained in all such Contracts, (g) maintain in force until the Closing Date insurance policies (subject to the provisions of Section 7.08) equivalent to those in effect on the date hereof, and (h) comply in all material respects with all applicable Legal Requirements. Except as otherwise contemplated in this Agreement, the Sellers will use their best efforts to preserve the present relationships of the Company with persons having significant business relations therewith.

        7.03 GENERAL RESTRICTIONS. Except as otherwise expressly permitted in this Agreement, without the prior written consent of Magicworks, which consent shall not be unreasonably withheld, the Sellers will not permit the Company to:

                 (i) declare, set aside or pay any dividends, or make any distributions or payments, in respect of its equity securities, other than dividends intended solely to (and not in excess of the amount necessary to) reimburse Shareholders for income tax liabilities attributable to Shareholders' ownership of the Company's common stock and the Company's taxable income in 1995 and 1996 through the Closing (after taking into account any prior distributions that may have been made for such purpose), or repurchase, redeem or otherwise acquire any equity or other securities or issue any shares or other units of any equity or other securities, PROVIDED, however, that Sellers may cause the Company to distribute out to Sellers any and all Subchapter S distributions due to Sellers in connection with Company operations prior to August 1, 1996 and such distributions shall take place at the sole direction of the Sellers at such time in 1997 when the Company's certified public accountants have completed the Company's accounting for the period ended August 1, 1996, PROVIDED, HOWEVER, that $100,000 shall be deposited in the Ray, Quinney & Nebeker trust account to provide funds that may be owing to the Shareholders with respect to such distributions. It is further agreed that any S-Corporation distributions distributed to the Shareholders in excess of what such Shareholders were entitled to receive for the period prior to August 1, 1996 shall be repaid to the Company within 30 days after such overpayment is discovered.

                       (ii) merge into or with or consolidate with, any other corporation or acquire the business or assets of any Person;

                       (iii) purchase any securities of any Person;

                       (iv) amend its articles of incorporation or bylaws;

                       (v) issue any securities relating to its shares, or grant, or enter into any agreement to grant, any options, convertability rights, other rights, warrants, calls or agreements relating to its shares, or redeem, repurchase or otherwise reacquire any of its shares;

                       (vi) create, incur, assume, guarantee or otherwise become liable or obligated with respect to any indebtedness, or make any loan or advance to, or any investment in, any Person, except in each case in the ordinary course of business;

                       (vii) make any change in any existing election, or make any new election, with respect to any tax law in any jurisdiction which election could have an effect on the tax treatment of the Company or its business operations on or after the Closing Date;

                       (viii) enter into, amend or terminate any material agreement;

                       (ix) sell, transfer, lease, mortgage, encumber or otherwise dispose of, or agree to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties except (i) in the ordinary course of business, or (ii) pursuant to any agreement specified in SCHEDULE 5.14;

                       (x) settle any material claim or litigation, or file any material motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

                       (xi) incur or approve, or enter into any agreement or commitment to make, any expenditures not included in the Company's 1996 budget plan (other than those required pursuant to currently outstanding matters described in SCHEDULE 5.14);

                       (xii) maintain its books of account other than in the usual, regular and ordinary manner in accordance with generally accepted accounting principles and on a basis consistent with prior periods or make any change in any of its accounting methods or practices;

                       (xiii) engage in any one or more activities or transactions outside the ordinary course of business;

                       (xiv) make any increase in (a) the rate of compensation payable or to become payable to its directors, officers, agents or employees, or
(b) the payment of any bonus, payment or arrangement made to, for or with any of its directors, officers, agents or employees, except as required in an agreement set forth in SCHEDULE 5.14 or by any Benefit Program or Agreement set forth in
SCHEDULE 5.07(a);

                       (xv) make any change, whether oral or written, to any agreement or understanding with any of the suppliers listed or required to be listed on SCHEDULE 5.19, or enter into any new agreements or understandings with suppliers;

                       (xvi) enter into any transaction or make any commitment which could result in any of the representations, warranties or covenants of the Sellers contained in this Agreement not being true and correct after the occurrence of such transaction or event;

                       (xvii) knowingly take or allow to be taken any action which could jeopardize the treatment of the transactions contemplated hereby as a "pooling of interests" for accounting and financial reporting purposes;

                       (xviii) become a party to or bound by any of the matters described in Section 5.14(a) or Section 5.07(a) above, whether written or oral; or

                       (ix) commit to do any of the foregoing.

        7.04 NOTICE REGARDING CHANGES. The Sellers shall promptly inform Buyers in writing of any change in facts and circumstances that could render any of the representations and warranties made herein by the Sellers inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question. The Buyers shall promptly inform the Sellers in writing of any change in facts and circumstances that could render any of the representations and warranties made herein by Buyers' inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question.

        7.05 PREFERENTIAL PURCHASE RIGHTS. To the extent there are any parties entitled or who may become entitled to exercise preferential purchase or consent rights with respect to the tran- sactions contemplated hereby, the Sellers shall promptly use their best efforts to obtain the agreement in writing of such parties to waive or not exercise such rights, which request shall be in form reasonably satisfactory to and approved by Magicworks.

        7.06 INSURANCE POLICIES. The Sellers shall take (or cause the Company to take) all actions necessary or appropriate to cause any and all insurance coverage currently carried by or for the benefit of the Company to remain in full force and effect; provided, however, that the Sellers shall cooperate with Buyers to cause termination as of the renewal date for each such policy as listed on Schedule 5.15 hereto of the insurance coverages identified in writing for this purpose by Buyer to the Sellers and the Sellers shall take (or cause the Company to take) all actions necessary to discharge any and all liabilities or obligations of the Company arising with respect to any such coverage that is to be so terminated. It is understood that the Company and Magicspace shall renew and keep in force the Company's existing general show liability policy until January 1, 1998.

        7.07 OPTIONS AND WARRANTS. Sellers shall cause all options, warrants and similar rights to purchase common stock or other securities of the Company to be exercised or terminated prior to Closing.

        7.08 CASUALTY LOSS. If, between the date of this Agreement and the Closing, any of the Assets of the Company shall be destroyed or damaged in whole or in part by fire, earthquake, flood, other casualty or any other cause, then the Sellers shall, at Magicworks's election, (i) cause the Company to cause such Assets to be repaired or replaced prior to the Closing with Assets of substantially the same condition and function, (ii) cause the Company to deposit in a separate account an amount sufficient to cause such Assets to be so repaired or replaced, or (iii) enter into contractual arrangements satisfactory to Magicworks so that the Company will have at the Closing the same economic value as if such casualty had not occurred.

        7.09 EMPLOYEE MATTERS. The Sellers shall take (or cause the Company to take) all actions necessary or appropriate to cause each Plan or Benefit Program or Agreement in effect on the date of this Agreement to remain in full force and effect; provided, however, that to the extent requested in writing by Magicworks, the Sellers shall cause the Company to cease to sponsor, maintain or contribute to any Plan or Benefit Program or Agreement specified by Magicworks in such written request, and shall further assume all past, present and future obligations and liabilities of the Company (including contingent liabilities) with respect to each such Plan or Benefit Program or Agreement effective as of the last business day prior to the Closing Date.

        7.10 PUBLICITY. None of the Sellers nor the Company shall issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby,without the advance approval in writing of the form and substance thereof by the other parties to this Agreement, which approval will not be unreasonably withheld.

        7.11 AFFILIATES; POOLING AGREEMENTS. Sellers represent and warrant that attached as SCHEDULE 7.14 is a list of all persons who could in connection with the Merger be deemed to be "affiliates" of the Company for purposes of Rule 145 under the Securities Act ("Rule 145") or applicable "pooling" accounting restrictions, and Sellers shall promptly notify Buyers of any change in such list from time to time through the Closing Date. Sellers shall cause each person listed or required to be listed on Schedule 7.14 to deliver to Buyers, at least 10 days prior to the Closing Date, a written "affiliates" agreement, in form satisfactory to Magicworks, restricting the disposition by such affiliate of the Magicworks Shares to be received by such person in the Merger, as contemplated by Rule 145 and as required to qualify the Merger for pooling of interest accounting treatment and tax-free reorganization treatment under the Code. Certificates surrendered for exchange by any such "affiliate" within the meaning of Rule 145 shall not be exchanged for certificates for Magicworks Shares pursuant to Section 3.02 until Magicworks has received the agreement of such person as described in the preceding sentence.


          ARTICLE VIII - CONDITIONS TO SELLERS' AND BUYERS' OBLIGATIONS

        8.01 CONDITIONS TO OBLIGATIONS OF SELLERS. The obligations of the Sellers to carry out the transactions contemplated by this Agreement are subject, at the option of the Sellers to the satisfaction, or waiver by the Sellers of the following conditions:

               (a) Each Buyer shall have furnished Sellers with a certified copy of all necessary corporate action on its behalf approving its execution, delivery and performance of this Agreement.

               (b) All representations and warranties of each Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, except for changes contemplated by the terms of this Agreement, and each Buyer shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by such Buyer at or prior to the Closing.

               (c) As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of the Sellers or the Company) shall be pending or threatened before any Governmental Authority seeking to restrain Sellers or prohibit the Closing or seeking Damages against Sellers as a result of the consummation of this Agreement.

               (d) Sellers shall have received the opinion of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., counsel to Buyers, dated as of the Closing Date, in form and substance reasonably satisfactory to the Sellers, to the effect of Sections 6.01, 6.02 and 6.03(i).

In rendering such opinion, Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. may rely as to factual matters on certificates of officers and directors of Buyers and on certificates of governmental officials.

               (e) Each Buyer shall have furnished Sellers with a certified copy of all necessary corporate action on its behalf approving its execution, delivery and performance of this Agreement.

               (f) All notices required to be given in connection with the transactions contemplated by this Agreement shall have been duly and timely given.

               (g) This Agreement and the Merger shall have been approved and adopted by the vote of each of the Buyers' shareholders as required under applicable laws.

               (h) All proceedings to be taken by Buyers in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to each Seller and its counsel, and each Seller and said counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

        8.02 CONDITIONS TO OBLIGATIONS OF BUYERS. The obligations of Buyers to carry out the transactions contemplated by this Agreement are subject, at the option of Magicworks, to the satisfaction, or waiver by Magicworks, of the following conditions:

               (a) All representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, except for changes contemplated by the terms of this Agreement, and the Sellers shall have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed and satisfied by Sellers at or prior to the Closing.

               (b) As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of any Buyer) shall be pending or threatened before any court or governmental agency seeking to restrain any Buyer or prohibit the Closing or seeking Damages against any Buyer or the Company as a result of the consummation of this Agreement.

               (c) All notices required to be given in connection with the transactions contemplated by this Agreement shall have been duly and timely given, and there shall not be any preferential purchase rights or consent requirements with respect to the transactions contemplated by this Agreement that have not expired or been satisfied or waived.

               (d) Except for matters disclosed in SCHEDULE 5.10(A) attached hereto, since September 30, 1996 and up to and including the Closing there shall not have been:

                       (i) any change in the business, operations, prospects or financial condition of the Company that had or might have a material adverse effect on the business, operations, prospects, Assets or financial condition of the Company; or

                       (ii) any damage, destruction or loss relating to the Company (whether or not covered by insurance) that had or might have an adverse effect on the business, operations, prospects, Assets or financial condition of the Company.

               (e) Buyers shall have received written evidence, in form and substance satisfactory to Magicworks, of the consent to the transactions contemplated by this Agreement of all governmental, quasi-governmental and private third parties (including, without limitation, persons or other entities leasing real or personal property to the Company) where the absence of any such consent would result in a violation of law or a breach or default under any agreement to which the Company is a party.

               (f) The Buyers shall have received the opinion of the firm of Ray, Quinney & Nebeker, counsel to the Company and Sellers, dated as of the Closing Date, addressed to the Buyers and in form and substance reasonably satisfactory to the Buyers, to the effect set forth on EXHIBIT A hereto. In rendering such opinion, such firm may rely as to factual matters on certificates of officers, directors and shareholders of the Company and on certificates of governmental officials, and as to legal matters on opinions of other counsel reasonably acceptable to Buyers.

               (g) All agreements, commitments and understandings between the Company (on the one hand) and any Seller or Affiliate of the Company or any Seller (on the other), shall have been terminated in all respects on terms satisfactory to Magicworks, and all obligations, claims or entitlements thereunder shall be unconditionally satisfied, waived and/or released by each of the Sellers and/or such Affiliates, as applicable, and written evidence thereof satisfactory in form and substance to Magicworks shall have been delivered to Magicworks.

               (h) All of the earnings of the Company since August 1, 1996 shall have been retained by the Company and none of such earnings shall have been distributed to the Shareholders.

               (i) Buyers shall have received financial statements of the Company sufficient to satisfy Magicworks's reporting obligations under the Securities Act and the Exchange Act with respect to the transactions contemplated hereby.

               (j) This Agreement and the Merger shall have been approved and adopted by the vote of the Company's Shareholders as required under applicable laws and none of the Shareholders shall have exercised or perfected their rights of appraisal under any applicable law.

               (k) All proceedings to be taken by Sellers and the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to each Buyer and its counsel, and each Buyer and said counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

               (m) Buyers shall have received written evidence, in form and substance satisfactory to Magicworks, of the termination, at or prior to the Closing, of any and all liens that encumber any of the Company's Assets.

               (n) Buyers shall have received letters from Arthur Andersen LLP, dated the Closing Date and in form and substance reasonably satisfactory to Magicworks, to the effect that the transactions contemplated by this Agreement qualify for "pooling of interests" treatment for financial reporting purposes and that such accounting treatment is in accordance with GAAP.

               (o) Buyers shall have received executed copies of (i) all "affiliate" agreements required under Section 7.13 hereof, (ii) a representation letter from each holder of Company securities who will receive Magicworks Shares to the effect of Section 5.23 hereof, in form satisfactory to Magicworks, and
(iii) an employment agreement with each of the Sellers, in form satisfactory to each party.

               (p) All options, warrants and similar rights to purchase common stock or other securities of the Company shall be exercised or terminated prior to Closing.

               (q) Other than with respect to assignment or change in control provisions under the Real Property Leases, all notices required to be given in connection with the transactions contemplated by this Agreement shall have been duly and timely given, and there shall not be any consent requirements specifically identified in SCHEDULE 5.05 with respect to the transactions contemplated by this Agreement that have not expired or been satisfied or waived.


                      ARTICLE IX - POST-CLOSING OBLIGATIONS

        9.01 FURTHER ASSURANCES. Following the Closing, each of the Sellers and Buyers shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other party hereto to carry out the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Sellers shall use their best efforts to assist Buyers to obtain any and all consents required under the Real Property Leases with respect to the transactions contemplated by this Agreement.

        9.02 PUBLICITY. Sellers shall not issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by Magicworks, except as required by law.

        9.03 POST-CLOSING INDEMNITY BY THE SELLERS. Subject to the provisions of
Section 11.01, from and after the Closing, each of the Sellers shall jointly and severally indemnify and hold harmless Buyers, the Company and each of their respective Affiliates, directors, officers and employees from and against any and all Damages arising out of, resulting from or in any way related to (i) a breach of, or the failure to perform or satisfy any of, the representations, warran- ties, covenants and agreements made by either of the Sellers in this Agreement or in any document or certificate delivered by either of the Sellers at the Closing pursuant hereto, (ii) the occurrence of any event on or prior to the date of Closing that is (or would be, but for any deductible thereunder) covered by individual policies of insurance, blanket insurance policies or self insurance programs maintained by the Company that will not cover the Company following the Closing, (iii) the existence of any liabilities or obligations of the Company (whether accrued, absolute, contingent, known or unknown, or otherwise, and whether or not of a nature appropriate for inclusion in a balance sheet in accordance with GAAP) other than the Permitted Liabilities, and (iv) any claim that any of the Company's securities were issued or acquired in violation of any applicable Securities Laws. Any satisfaction by the Sellers (or either of them) of their indemnification obligations under this Section 9.03 or
Section 10.02 may be effected, in the sole discretion of Magicworks, by Magicwork's cancellation of all or a portion of the Magicworks Shares issued to Sellers hereunder (it being agreed that each Magicworks Share shall be deemed to have a value for such purpose equal to the closing price per share of Magicworks Shares on the NASDAQ National Market on the date such cancellation is effected or, if the Magicworks Shares are not then listed on the NASDAQ National Market, equal to the average of the closing bid and asked price per Magicworks Share on such date (the "Share Value")).

        9.04. POST-CLOSING INDEMNITY BY THE BUYERS. From and after the Closing, each of the Buyers shall jointly and severally indemnify and hold harmless the Sellers and each of their respective Affiliates, directors, officers and employees from and against any and all Damages arising out of, resulting from or in any way related to a breach of, or the failure to perform or satisfy any of, the representations, warranties, covenants and agreements made by either of the Buyers in this Agreement or in any document or certificate delivered by either of the Buyers at the Closing pursuant hereto.

        9.05 LIMITATION ON INDEMNIFICATION. Notwithstanding any other provision of Sections 9.03 or 9.04, no party hereto shall have any obligation to indemnify any other party pursuant to Section 9.03 or 9.04 unless and until the damages incurred by such other party, individually or in the aggregate, shall exceed $50,000, whereupon the party to be indemnified shall be entitled to seek indemnification for the full amount of damages incurred by it, and in no event shall the Buyers' or the Sellers' indemnification obligations pursuant to Sections 9.03 or 9.04 exceed the aggregate Share Value of all of the Magicworks Shares to be delivered to the Sellers pursuant hereto on the date hereof or the most recent date prior hereto on which bid and asked prices per share of Magicworks' common stock is available.

        9.06   ACCESS TO RECORDS.

               (a) From and after the Closing, each of the Sellers shall (i) permit each Buyer and its authorized employees, agents, accountants, legal counsel and other representatives to have access to the books, records, files, agreements and other information in the possession of the Sellers or their respective Affiliates relating to the business of the Company, and (ii) use his or her best efforts to permit each Buyer and its authorized employees, agents, accountants, legal counsel and other representatives to have access to the employees, counsel, accountants and other representatives of the Sellers and their respective Affiliates, in each case to the extent and at all times reasonably requested by Magicworks for the purpose of investigating or defending any claim made against the Company in connection with periods ending on or before the Closing Date.

               (b) From and after the Closing, Buyer shall (i) permit the Sellers and their authorized employees, agents, accountants, legal counsel and other representatives to have access to the books, records, files, agreements and other information in the possession of Buyers or any of their Affiliates, and (ii) use their best efforts to permit the Sellers and their authorized employees, agents, accountants, legal counsel and other representatives to have access to the employees, counsel, accountants, engineers, and other representatives of the Company, Buyers and their Affiliates, in each case to the extent and at all times reasonably requested by the Sellers for the purpose of investigating or defending any claim made against the Company or against any Buyer for which the Sellers are responsible hereunder or for the purpose of responding to any Internal Revenue Service audit applicable to the business of the Company prior to Closing.

        9.07 SELLERS' AGREEMENTS RE BUYERS. The Company and each Seller agrees that for a period of three years from the date of this Agreement that neither Seller nor any of their respective Affiliates will (nor shall either of the Sellers assist or encourage any other person to), directly or indirectly, unless specifically requested or consented to in writing in advance by Magicworks's Board of Directors: (i) acquire or offer, seek, propose or agree to acquire ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of any of Magicwork's common stock, property or any other securities issued by Magicworks, or any rights or options to acquire such ownership or securities, other than the Magicworks Shares to be issued to the Sellers under this Agreement, (ii) seek or propose to influence or control the management or policies of Magicworks, or
(iii) make any public disclosure with respect to any of the foregoing.

        9.08   BUYERS' AGREEMENTS RE SELLERS.

               (a) Through May 1998, funds from ticket sales from the Salt Lake City broadway subscription series shall be under the direct oversight of the Chief Executive Officer of Magicspace and shall be used for expenses related to the Theater League of Utah or shall be invested in a conservative manner.

               (b) The profit sharing plan currently maintained by the Company shall remain in effect through December 31, 1997.


                             ARTICLE X - TAX MATTERS

        10.01 REPRESENTATIONS AND OBLIGATIONS REGARDING TAXES. Each of the Sellers jointly and severally represents and warrants to and agrees with the Buyers as follows:

               (a) Except as set forth in SCHEDULE 10.01(a), (i) all returns and reports, including without limitation, information and withholding returns and reports ("Tax Returns") of or relating to any foreign, federal, state or local tax assessment or other governmental charge (all herein referred to collectively as "Taxes" or singularly as a "Tax") that are required to be filed by or with respect to the income, business, operations or property of the Company have been duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in such Tax Returns have been so included, (iii) all information provided in such Tax Returns is true, correct and complete, (iv) all Taxes that have become due with respect to the taxable years covered by such Tax Returns have been timely paid in full, (v) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax, and (vi) all withholding Tax requirements imposed on the Company for all taxable periods have been satisfied in full in all respects.

               (b) There is no claim against the Company with respect to any Taxes and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to the Company or either Seller, other than those disclosed (and to which are attached true and complete copies of all audit or similar reports) in SCHEDULE 10.01(b).

               (c) Except as set forth in SCHEDULE 10.01(c), there is not in force any extension of time with respect to the date on which any Tax Return of or with respect to the Company or either Seller is due to be or have been filed, or any waivers or agreements by or with respect to the Company or either Seller of or for any extension of time for the assessment or payment of any Tax.

               (d) Except as set forth in SCHEDULE 5.08(b), the total amounts set up as liabilities for Taxes in the Financial Statements are sufficient to cover the payment of all Taxes, including any penalties or interest thereon and whether or not assessed or disputed, which are, or are hereafter found to be, or to have been, due with respect to the conduct of the business of the Company for the taxable periods covered thereby.

               (e) The consummation of the Merger will not result in any Tax liability to the Surviving Corporation or any Buyer arising from the business operations of the Company prior to the Merger.

               (f) The Company has not at any time consented to have the provisions of section 341(f)(2) of the Code apply with respect to a sale of its stock.

               (g) None of the Shareholders nor the Company has taken or will take any action which could result in a deemed election under section 338 of the Code with respect to the Merger.

               (h) The Sellers shall allow each Buyer or its designees access at all reasonable times to all of their books and records (including tax workpapers and returns and correspondence with tax authorities) insofar as they relate to the operations of the Company, including the right to take extracts therefrom and make copies thereof, to the extent such books and records relate to taxable periods ending on or prior to or that include the Closing Date. Buyers shall (i) allow Sellers access at all reasonable times to all of the Company's books and records (including tax workpapers and returns and correspondence with tax authorities), including the right to take extracts therefrom and make copies thereof, to the extent that such books and records relate to taxable periods ending on or prior to or that include the Closing Date, and (ii) otherwise cooperate with the Sellers in connection with any audit of Taxes that relate to the business of the Company prior to Closing.

               (i) The Company has been duly qualified as, and has maintained at all times since its organization, a valid "S" corporation status under the Code.

               (j) After the Closing Date, the individual Shareholders shall prepare and file Federal "S" corporation income Tax Returns (and, if applicable, State income Tax Returns) on behalf of the Company reflecting all items of income, gain, loss, deduction or other items required to be included in such Tax Returns for the periods prior to the Closing Date (collectively, the "Short-Year Tax Returns"). All income Taxes due with respect to the Short- Year Tax Returns shall be borne by the Shareholders. The Short-Year Tax Returns shall be subject to approval by Magicworks, which approval shall not be unreasonably withheld or delayed.

               (k) Notwithstanding the foregoing, any Tax assessed against the value of Assets owned by the Company for the taxable period that includes the Closing Date shall be borne by Sellers (and paid by Sellers to Magicspace at or after Closing for payment by Magicspace to the applicable taxing authority when due) to the extent of the amount determined by multiplying the amount of such Tax for the entire taxable year by a fraction, the numerator of which is the number of days in such taxable period up to an including the Closing Date, and the denominator of which is the total number of days in such taxable period.

        10.02  INDEMNIFICATION FOR TAXES.

               (a) Each of the Sellers hereby jointly and severally indemnifies each Buyer and the Company (each herein sometimes referred to as an "Indemnified Taxpayer") against, and agrees to protect, save and hold harmless each Indemnified Taxpayer from, any and all claims, damages, deficiencies, losses (including Taxes, interest and penalties) and all expenses, including attorneys' and accountants' fees and disbursements (all herein referred to as "Losses") resulting from:

                       (i) A claim by any taxing authority for (A) any Taxes of the Company allocable to any period ending on or prior to the Closing Date, and
(B) any Taxes of the Sellers or any corporation that is or was a member of an affiliated group of corporations of which the Company was a member for any period ending on or prior to the Closing Date;

                       (ii) A claim by any taxing authority for any Taxes of the Company arising from or occasioned by any transaction contemplated by this Agreement, including, but not limited to, the Merger; or

                       (iii) Any misrepresentation or breach of any warranty or obligation set forth in this Article X.

               (b) Subject to the resolution of any Tax contest pursuant to
Section 10.02(c), upon notice from any Buyer to the Sellers that an Indemnified Taxpayer is entitled to an indemnification payment for a Loss pursuant to
Section 10.02(a), the Sellers shall thereupon jointly and severally pay to the Indemnified Taxpayer an amount that, net of any Taxes imposed on the Indemnified Taxpayer with respect to such payment, will indemnify and hold the Indemnified Taxpayer harmless from such Loss.

               (c) (i) If a claim shall be made by any taxing authority that, if successful, would result in the indemnification of an Indemnified Taxpayer, the Indemnified Taxpayer shall promptly notify the Sellers in writing of such fact.

                       (ii) The Indemnified Taxpayer shall take such action in connection with contesting such claim as the Sellers shall reasonably request in writing from time to time; provided that (A) within 30 days (or such earlier date that any payment of Taxes is due by the Indemnified Taxpayer) after the notice described in (i) above has been delivered, the Sellers request that such claim be contested, (B) the Sellers shall have agreed to pay to the Indemnified Taxpayer on demand all costs and expenses that the Indemnified Taxpayer may incur in connection with contesting such claim, including, without limitation, reasonable attorneys' and accountants' fees and disbursements, and (C) if the Indemnified Taxpayer is requested to pay the Tax claimed and sue for a refund, the Sellers shall have advanced to the Indemnified Taxpayer, on an interest free basis, the amount of such claim. In the case of any such claim referred to above, the Indemnified Taxpayer shall not make payment of such claim for at least 30 days (or such shorter period as may be required by applicable law) after the giving of the notice required by (i) above, shall give to the Sellers any information reasonably requested relating to such claim and otherwise shall cooperate with the Sellers in good faith in order to contest effectively any such claim.

                       (iii) Subject to the provisions of paragraph (ii) above, the Indemnified Taxpayer shall prosecute such contest to a determination in a court of initial jurisdiction, and if the Sellers shall request, the Indemnified Taxpayer shall prosecute such contest to a determination in an appellate court.

                       (iv) If, after actual receipt by the Indemnified Taxpayer of an amount advanced by the Sellers pursuant to paragraph (ii)(C) above, the extent of the liability of the Indemnified Taxpayer with respect to the indemnified matter shall be established by the final judgment or decree of a court or a final or binding settlement with an administrative agency having jurisdiction thereof, the Indemnified Taxpayer shall promptly pay to the Sellers any refund received by or credited to the Indemnified Taxpayer with respect to the indemnified matter (together with any interest paid or credited thereon by the taxing authority and any recovery of legal fees from such taxing authority). Notwithstanding the foregoing, the Indemnified Taxpayer shall not be required to make any payment hereunder before such time as the Sellers shall have made all payments or indemnities then due with respect to Indemnified Taxpayer pursuant to this Article X.

               (d) Anything to the contrary in this Agreement notwithstanding, the indemnification obligations of the Sellers under this Article X shall survive the Closing and any applicable statutes of limitations.

               Notwithstanding any other provision of this Section 10.02, the Sellers shall have no obligation to indemnify Buyers pursuant to this Section 10.02, unless and until the damages incurred by Buyers, shall exceed $50,000, whereupon the Buyers shall be entitled to seek indemnification for the full amount of damages incurred by it.


                        ARTICLE XI - REGISTRATION RIGHTS

        11.01 (a) Magicworks shall register all of the Magicworks Shares acquired by Sellers pursuant hereto for resale through a registration statement filed with the Securities and Exchange Commission as soon as practicable following the Closing. Magicworks may delay its obligation to register such Shares until Magicworks has met all applicable requirements to enable it to file a "shelf" registration statement on Form S-3 and under Rule 415 promulgated under the Securities Act of 1933, as amended (the "Securities Act"); PROVIDED, however, that if Magicworks has not otherwise registered all of the Magicworks Shares acquired by Sellers pursuant hereto for resale on or before January 1, 1998, it shall as soon as practicable thereafter prepare and file with the Securities and Exchange Commission a registration statement covering such Shares on whatever form of registration statement Magicworks is then able to use, and shall use its best efforts to obtain the rapid and complete effectiveness of such registration statement. Magicworks shall maintain the effectiveness of whatever registration statement it files pursuant to this Section 11.01 for a period of two years or for whatever period of time remains before Sellers can resell their Magicworks Shares into the public market without restriction under Rule 144 promulgated under the Securities Act or its then existing corollary.

               (b) The Shareholders shall indemnify and hold harmless Magicworks, each director of Magicworks, each officer of Magicworks who shall sign such Registration Statement and any person who controls Magicworks within the meaning of the Securities Act, with respect to any untrue statement or omission from such Registration Statement or final prospectus contained therein or any amendment or supplement thereto, if such untrue statement or omission was
(i) made in reliance upon and in conformity with information furnished to Magicworks by the Shareholder for use in the preparation of such Registration Statement, final prospectus or amendment or supplement or (ii) contained in any Registration Statement which was utilized by the Shareholder or any controlling person or affiliate of the Shareholder after the Shareholder was notified, in accordance with Section 12.05 hereof, that such Registration Statement contained an untrue statement of a material fact or omitted to state any material fact.

                      Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in this Section 11, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party, give written notice to the latter of such claim and/or the commencement of such action. In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party shall be responsible for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof, provided that if any indemnified party shall have reasonably concluded that there may be one or more legal defenses available to such indemnified party which conflict in any material respect with those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity agreement provided in this Section 11, such indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party and such indemnifying party shall reimburse such indemnified party and any person controlling such indemnified party for that portion of the fees and expenses of any counsel retained by the indemnified party which are reasonably related to the matters covered by the indemnity agreement provided in this Section 11. The indemnifying party shall not make any settlement of any claims indemnified against thereunder without the written consent of the indemnified party or parties, which consent shall not be unreasonably withheld.

               (c) Magicworks shall indemnify and hold harmless Shareholders, with respect to any untrue statement or omission from such Registration Statement or final prospectus contained therein or any amendment or supplement thereto, if such untrue statement or omission was contained in any Registration Statement which was utilized by Magicworks or any controlling person or affiliate of Magicworks after Magicworks was notified, in accordance with Section 12.05 hereof, that such Registration Statement contained an untrue statement of a material fact or omitted to state any material fact.

               (d) Notwithstanding the other provisions of this Agreement, Magicworks shall not be obligated to register the Shares of the Shareholders if, in the opinion of counsel to Magicworks, the sale or other disposition of the Shareholders' Shares may be effected without registering such Shares under the Securities Act. Magicwork's obligations under this Section 11 are also expressly conditioned upon the Shareholders furnishing to Magicworks in writing such information concerning the Shareholders and the Shareholders' controlling persons and the terms of the Shareholders' proposed offering of Shares as Magicworks shall reasonably request for inclusion in the Registration Statement.


                           ARTICLE XII - MISCELLANEOUS

        12.01  LIMITATION ON LIABILITY.

               (a) The representations, warranties, agreements and indemnities of the Sellers set forth in this Agreement or in connection with the transactions contemplated hereby shall survive the Closing except as expressly provided in Section 12.01(b).

               (b) All representations and warranties of the parties contained in this Agreement shall expire, terminate and be of no force and effect (or provide the basis for any claim) and no party shall have any obligation to indemnify any other party hereunder unless written notice of any indemnifiable claim resulting from any breach thereof is received prior to the second anniversary of the Closing Date; provided, however, that (i) with respect to claims resulting from a breach of any representation or warranty contained in
Article X (a "Tax Claim"), written notice of any such Tax Claim must be received prior to the expiration of the statutory period during which any taxing authority may bring a claim against the Company or Buyers for Taxes which are the subject of any such Tax Claim, and (ii) with respect to any claim relating to a breach of the representations and warranties set forth in Section 5.03 or with respect to any claim pursuant to Section 11.01(d) hereto, no such time limitations shall be applicable.

               (c) For purposes of this Section 12.01(d), a party making a claim for indemnity under this Section 11 is hereinafter referred to as an "Indemnified Party" and the party against whom such claim is asserted is hereinafter referred to as the "Indemnifying Party". All claims by any Indemnified Party under Section 11 hereof shall be asserted and resolved in accordance with the following provisions. If any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party is asserted against or sought to be collected from such Indemnified Party by such third party, said Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand stating with reasonable specificity the circumstances of the Indemnified Party's claim for indemnification; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced or to the extent that any applicable period set forth in Section 12.01(b) has expired without such notice being given. After receipt by the Indemnifying Party of such notice, then upon reasonable notice from the Indemnifying Party to the Indemnified Party, or upon the request of the Indemnified Party, the Indemnifying Party shall defend, manage and conduct any proceedings, negotiations or communications involving any claimant whose claim is the subject of the Indemnified Party's notice to the Indemnifying Party as set forth above, and shall take all actions necessary, including but not limited to the posting of such bond or other security as may be required by any Governmental Authority, so as to enable the claim to be defended against or resolved without expense or other action by the Indemnified Party. Upon request of the Indemnifying Party, the Indemnified Party shall, to the extent it may legally do so and to the extent that it is compensated in advance by the Indemnifying Party for any costs and expenses thereby incurred,

                       (i) take such action as the Indemnifying Party may reasonably request in connection with such action,

                       (ii) allow the Indemnifying Party to dispute such action in the name of the Indemnified Party and to conduct a defense to such action on behalf of the Indemnified Party, and

                       (iii) render to the Indemnifying Party all such assistance as the Indemnifying Party may reasonably request in connection with such dispute and defense.

        12.02  CONFIDENTIALITY.

               (a) Prior to the Closing, each Buyer shall, and shall cause its Affiliates and its and their employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the Company and its business; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by any Buyer or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to a Buyer or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers on a nonconfidential basis prior to its disclosure by a Buyer or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers and (iii) information that is required to be disclosed by a Buyer or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Authority; and provided further that Buyers shall promptly notify the Sellers of any disclosure pursuant to clause
(iii) of this Section 12.02(a); and, provided, further, that the foregoing obligation of confidence shall not apply to the furnishing of information by a Buyer in bona fide discussions or negotiations with prospective lenders as long as the Buyer first obtains from such prospective lenders an undertaking of confidentiality to the effect of this Section 12.02(a).

               (b) Each of the Company and the Sellers shall, and shall cause his or her Affiliates (including the Company) and the Company's other shareholders and their employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the transactions contemplated by this Agreement, the Company, any Buyer or their businesses; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by a Seller or his or her Affiliates or any of his or their employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to such Seller or his or her Affiliates or any of his or their employees, agents, accountants, legal counsel or other representatives or advisers after the Closing on a nonconfidential basis prior to its disclosure by such Seller or his Affiliates or any of his or their employees, agents, accountants, legal counsel or other representatives or advisers and (iii) information that is required to be disclosed by such Seller or his Affiliates or any of his or their employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Authority; and provided further that such Seller shall promptly shall notify Buyers of any disclosure pursuant to clause (iii) of this Section 12.02(b). In addition, the Company and Sellers hereby acknowledge that they are aware of the restrictions imposed by federal securities laws on persons possessing material non-public information with respect to SEC reporting companies and agree that neither Sellers nor any of their Affiliates (including the Company) will effect any transactions in the stock of Magicworks without compliance with such laws.

        12.03 BROKERS. Regardless of whether the Closing occurs, (i) each Seller shall jointly and severally indemnify and hold harmless the Buyers and the Company from and against any and all liability for any brokers or finders' fees arising with respect to brokers or finders retained or engaged by the Company or any of the Sellers in respect of the transactions contemplated by this Agreement and (ii) each Buyer shall indemnify and hold harmless Sellers from and against any and all liability for any brokers' or finders' fees arising with respect to brokers or finders retained or engaged by a Buyer in respect of the transactions contemplated by this Agreement.

        12.04 COSTS AND EXPENSES. Each of the parties to this Agreement shall bear its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby.

        12.05 NOTICES. Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another (herein collectively called "Notice") shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

      Either or both of BUYERS:          Magicworks Entertainment Incorporated
                                         Magicspace Corporation
                                         930 Washington Avenue
                                         Miami Beach, Florida 33139
                                         Attention:  Brad Krassner
                                         Telecopy No. (305) 532-4014

                                         WITH A COPY TO:

                                         Greenberg, Traurig, Hoffman, Lipoff,
                                         Rosen & Quentel, P.A.
                                         1221 Brickell Avenue
                                         Miami, Florida 33131
                                         Attention:  Gary Epstein
                                         Telecopy No. (305) 579-0717

      Either or Both of SELLERS:         Space Agency, Inc.
                                         419 E. 100th South
                                         Salt Lake City, Utah 84111
                                         Attention: John W. Ballard

                                         WITH A COPY TO:

                                         A. Robert Thorup, Esq.
                                         Ray, Quinney & Nebeker
                                         79 South Main Street
                                         700 Deseret Building
                                         Salt Lake City, Utah 84111
                                         Telecopy No. (801) 323-3630

Each of the above addresses for notice purposes may be changed by providing appropriate notice hereunder. Notice given by personal delivery or registered mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next normal business day after receipt if not received during the recipient's normal business hours. All Notices by telecopier shall be confirmed by the sender thereof promptly after transmission in writing by registered mail or personal delivery. Anything to the contrary contained herein notwithstanding, notices to any party hereto shall not be deemed effective with respect to such party until such

Notice would, but for this sentence, be effective both as to such party and as to all other persons to whom copies are provided above to be given.

        12.06 NO SHOP. The Sellers shall not, and shall cause the Company and the other Shareholders, their respective officers, directors, employees and other agents, not to, directly or indirectly (x) take any action to solicit or initiate any Acquisition Proposal (as hereinafter defined), or (y) continue, initiate or engage in negotiations concerning any Acquisition Proposal with, or disclose any non-public information relating to the Company, or afford access to the properties, books or records of the Company to, any corporation, partnership, person or other entity (except the Buyers and their representatives) that may be considering or has made an Acquisition Proposal, or
(z) enter into any agreement or take any action that by its terms or effect could reasonably be expected to affect adversely the ability of any parties hereto to consummate the transactions contemplated hereby. The term "Acquisition Proposal" as used herein means any offer or proposal for, or indication of interest in, any acquisition of the Company, whether by way of a merger, consolidation or other business combination involving any equity interest in, or a substantial portion of the assets of, the Company or the acquisition of any capital stock of the Company.

        12.07 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to any conflict of law, rule or principle that would give effect to the laws of another jurisdiction. In the event that any dispute shall arise with respect to this Agreement, then such disagreement shall be submitted for resolution to arbitration in Cleveland, Ohio in accordance with the rules of the American Arbitration Association then in effect. The non-prevailing party in such arbitration shall pay all reasonable fees and expenses of the prevailing party, including fees and expenses of counsel for the prevailing party.

        12.08 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of each of the parties to this Agreement shall be deemed to have been made, and the certificates delivered pursuant to clause (iv) of Section 4.02 and clause (i) of Section 4.03 by a party are agreed to and shall be deemed to constitute the making of such representations and warranties, again at and as of the Closing by and on behalf of the party on behalf of whom such certificates are delivered.

        12.09 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement, together with all exhibits and schedules attached hereto, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

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


        12.10 BINDING EFFECT AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other party, provided, however, that nothing herein shall prohibit the assignment of Buyer's rights to any Buyer's lender. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

        12.11 REMEDIES. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute, or otherwise.

        12.12 INTEREST ON OVERDUE PAYMENTS. If any amount payable under this Agreement is not paid when due, the amount unpaid shall bear interest from the due date to the actual date of payment calculated and compounded at a rate equal to the lesser of (i) an annual rate equal to five percent plus the commercial annual borrowing rate quoted from time to time during the applicable time period by NationsBank of Florida, National Association, as its "prime" or "reference" rate of interest, or (ii) the maximum lawful interest rate permitted under applicable law.

        12.13 EXHIBITS AND SCHEDULES. The exhibits and schedules referred to herein are attached hereto and incorporated herein by this reference. Disclosure of a specific item in any one schedule shall be deemed restricted only to the Section to which such disclosure specifically relates except where (i) there is an explicit cross-reference to another Schedule, and (ii) a Buyer could reasonably be expected to ascertain the scope of the modification to a representation intended by such cross-reference.

        12.14 MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        12.15 REFERENCES. Whenever required by the context, and is used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification the person may require. The parties hereto recognize that references to the "prime" or "reference" rate of NationsBank of Florida, National Association, take into account the fact that such rate is set by said bank as a general reference rate of interest, taking into account such factors as said bank may deem appropriate, it being understood that many of said bank's commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer, and that said bank may make various commercial or other loans at rates of interest having no relationship to such rate. References to monetary amounts, specific named statutes and generally accepted accounting principles are intended to be and shall be construed as references to United States dollars, statutes of the United States of the stated name and United States generally accepted accounting principles, respectively, unless the context otherwise requires.

        12.16 SURVIVAL. Any provision of this Agreement which contemplates performance or the existence of obligations after the Closing Date, and any and all representations and warranties set forth in this Agreement, shall not be deemed to be merged into or waived by the execution and delivery of the instruments executed at the Closing, but shall expressly survive Closing and shall be binding upon the party or parties obligated thereby in accordance with the terms of this Agreement, subject to any limitations expressly set forth in this Agreement.

        12.17 ATTORNEYS' FEES. In the event any arbitration, suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys' fees (and sales taxes thereon, if any), including attorneys' fees for any appeal, and costs incurred in bringing such suit or proceeding.


                           ARTICLE XIII - DEFINITIONS

        Capitalized terms used in this Agreement are used as defined in this
Article XIII or elsewhere in this Agreement.

        13.01 AFFILIATE. The term "Affiliate" shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. The term "Control" as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

        13.02  ASSETS.

               (a) The term "Assets" shall mean, with respect to the Company, all of the Properties, Contracts and Permits, that were Used by such Company as of September 30, 1996 and those Used by the Company at any time after that date until the Closing Date, and shall include without limitation the following:

                       (i) the Company's leasehold interests pursuant to the Real Property Leases summarized on SCHEDULE 5.14;

                       (ii) the material tangible property and fixtures described in SCHEDULE 13.02(ii);

                       (iii) the Contracts set forth on SCHEDULE 5.14 and the Permits set forth in SCHEDULE 13.02(iii);

                       (iv) the trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, trade names specified in SCHEDULE 5.13(c) and the Contracts for the licensing of the same to or from third parties, including, but not limited to, the other proprietary rights and Contracts described in SCHEDULE 5.13(c);

                       (v) the trade secrets, know-how, formulas, processes and other intangible Properties, and Contracts for the licensing of the same to or from a third party, set forth in SCHEDULE 5.13(C);

                       (vi) any and all cash and other liquid assets, including but not limited to accounts receivable, on hand at the Closing.

        13.03 COLLATERAL AGREEMENTS. The term "Collateral Agreements" shall mean the Registration Rights Agreement and any and all other agreements, instruments or documents required or expressly provided under this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement.

        13.04 CONTRACTS. The term "Contracts", when described as being those of or applicable to any Person, shall mean any and all contracts, agreements, franchises, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guaranties, liens, indebtedness, approvals or other instruments or undertakings to which such Person is a party or to which or by which such Person or the property of such Person is subject or bound, excluding any Permits.

        13.05 DAMAGES. The term "Damages" shall mean any and all damages, liabilities, obligations, penalties, fines, Judgments, claims, deficiencies, losses, costs, expenses and assessments (including without limitation income and other taxes, interest, penalties and attorneys' and accountants' fees and disbursements).

        13.06 FINANCIAL STATEMENTS. The term "Financial Statements" shall mean any or all of the financial statements, including balance sheets and related statements of income, cash flow, shareholders equity and the accompanying notes thereto, of the Company prepared in accordance with generally accepted accounting principles consistently applied, except as may be otherwise provided herein.

        13.07 GOVERNMENTAL AUTHORITIES. The term "Governmental Authorities" shall mean any nation or country (including but not limited to the United States) and any commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.

        13.08 KNOWLEDGE. The term "Knowledge" shall mean the actual knowledge of either of the parties to which such term relates or any of the directors, officers or managerial personnel of the parties to which such term relates with respect to the matter in question, and all knowledge with respect to such matter that any of the parties to which such term relates or any of the directors, officers or managerial personnel of such party reasonably should have obtained upon due investigation and inquiry into the matter in question.

        13.09 LEGAL REQUIREMENTS. The term "Legal Requirements", when described as being applicable to any Person, shall mean any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such Person or such Person's business, operations or Properties.

        13.10 PERMITS. The term "Permits" shall mean any and all permits, legal status, orders or Contracts under any Legal Requirement or otherwise granted by any Governmental Authority.

        13.11 PROPERTIES. The term "Properties" shall mean any and all properties and assets (real, personal or mixed, tangible or intangible).

        13.12 REGULATIONS. The term "Regulations" shall mean any and all regulations promulgated by the Department of the Treasury pursuant to the Code.

        13.13 USED. The term "Used" shall mean, with respect to the Properties, Contracts or Permits of the Company, those owned, leased, licensed or otherwise held by the Company which were acquired for use or held for use by the Company in connection with its business and operations, whether or not reflected on the Company's books of account.

        EXECUTED as of the date first written above.

                                  BUYERS:

                                  Magicworks Entertainment Incorporated



                                  By:
                                      ---------------------------------------
                                      Brad Krassner, Co-Chairman of the Board
                                      and Chief Executive Officer

                                  Magicspace Corporation



                                  By:
                                      ---------------------------------------
                                      Brad Krassner, President

                                  SELLERS:


                                  -------------------------------------------
                                  John W. Ballard


                                  -------------------------------------------
                                  Stephen F. Boulay


                                  COMPANY:


                                  Space Agency, Inc.



                                  By:
                                      ---------------------------------------
                                      John W. Ballard
                                      President